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                                                                     Exhibit 4.2

                                 AMENDMENT NO. 1
                                     to the
                                Option Agreement
                             Dated October 12, 1994

         This AMENDMENT NO. 1, dated July 23, 1997 (the "Amendment), is by and between US SERVIS, INC. (f/k/a Micro Healthsystems, Inc.), a Delaware corporation (the "Corporation"), and GRAHAM O. KING (the "Holder").

                                    RECITALS

         A. The Corporation and the Holder are parties to that certain Option Agreement dated October 12, 1994 (the "Option Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Option Agreement.

         B. The Corporation and the Holder desire to amend the Option Agreement upon the terms and subject to the conditions set forth herein.

                                   AGREEMENTS

         In consideration of the agreements and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         Section 1. Amendments. The Option Agreement is hereby amended as follows:

                  a. Definitions. Section 1 of the Option Agreement is hereby amended such that the following definitions read as follows:

                  "Number of Primary Option Shares" means 800,000 shares of Common Stock subject to adjustment pursuant to Section 2.5 hereof."

                  "Primary Option Exercise Price" means $1.3125 per share of Common Stock, subject to adjustment pursuant to Section 2.5 hereof."

                  b. Vesting of the Options. Section 2.3(a)(ii) and 2.3(c) of the Option Agreement are hereby amended to read in their entirety as follows:

                  "(ii) If (A) the Number of Exercisable Option Shares prior to July 23, 1998, July 23, 1999 and July 23, 2000 is less than 533,333, 666,666 and
800,000, respectively, (each value representing the "Total Possible Vested Shares") on such date, respectively) and (B) the Holder is (or pursuant to
Section 2.6 is deemed to be) an employee of the Corporation on such date, then on such date the Options shall become exercisable for an additional number of Option Shares equal to the difference between (x) the Total Possible Vested Shares on such date and (y) the Number of Exercisable Option Shares prior to such date."

                  "(c) Stock Price Vesting. (i) If on any date after the date hereof (A) the Closing Price of the Common Stock has been at least $5.00 on 20 consecutive Business Days, (B) the Number of Exercisable Option Shares on such date is less than the Number of Option Shares and (C) the Holder is (or pursuant to Section 2.6 is deemed to be) an employee of the Corporation on such date, then on such date the Options shall become exercisable for an additional number of Option Shares equal to the difference between (x) the Number of Option Shares and (y) the Number of Exercisable Option Shares prior to such date."

         Section 2.        Miscellaneous.

                  a.       Reference to and Effect on the Option Agreement.

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                  (a) Upon the effectiveness of this Amendment, each reference in the Option Agreement to "this Agreement," "hereunder," "herein," or words of like import shall mean and be a reference to the Option Agreement as amended hereby, and each reference to the Option Agreement in any other document, instrument or agreement shall mean and be a reference to the Option Agreement as amended hereby.

                  (b) Except as specifically amended above, the Option Agreement shall remain full force and effect and is hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Option Agreement nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

                  b. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  c. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                            US SERVIS, INC.


                                            By: /s/ S. M. Caravetta
                                               ----------------------
                                            Title:   Chairman
                                               ----------------------



                                            /s/ Graham O. King
                                            ----------------------
                                            GRAHAM O. KING


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